Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of May 31, 2008

REVENUE
Gross Income			$222,831,209
Less Cost of Goods Sold			115,770,056
Ingredients, Packaging & Outside Purchasing	$70,531,136
Direct & Indirect Labor	33,637,436
Overhead & Production Administration	11,601,484
Gross Profit			107,061,153

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	49,557,343
Advertising and Marketing	(1,036,453)
Insurance (Property, Casualty, & Medical)	6,464,857
Payroll Taxes	4,303,733
Lease and Rent	2,809,683
Telephone and Utilities	1,021,595
Corporate Expense (Including Salaries)	6,621,022
Other Expenses	28,057,259	(i)
Total Operating Expenses			97,799,039
EBITDA			9,262,114
Restructuring & Reorganization Charges	(3,481,945)	(ii)
Depreciation and Amortization	5,365,102
Abandonment	638,691
Property & Equipment Impairment	208,029
Other( Income)/Expense	(53,209)
Gain/Loss Sale of Prop	-
Interest Expense	4,511,263
Operating Income (Loss)			2,074,183
Income Tax Expense (Benefit)	(2,679,724)
Net Income (Loss)			$4,753,907

CURRENT ASSETS
Accounts Receivable at end of period			$136,627,158
Increase (Decrease) in Accounts Receivable for period			(2,850,874)
Inventory at end of period			61,837,237
Increase (Decrease) in Inventory for period			181,057
Cash at end of period			25,071,694
Increase (Decrease) in Cash for period			4,675,009
Restricted Cash			21,051,821	(iii)
Increase (Decrease) in Restricted Cash for period			34,154

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(14,211,677)
Increase (Decrease) Liabilities Subject to Compromise			1,925,896
Taxes payable:
Federal Payroll Taxes	$4,157,730
State/Local Payroll Taxes	1,199,739
State Sales Taxes	830,423
Real Estate and
Personal Property Taxes	6,698,515
Other (see attached supplemental schedule)	2,844,213
Total Taxes Payable			15,730,620

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
May 31, 2008

Description	Amount

Use Tax	$581,113
Accr. Franchise Tax	549,885
Other Taxes	1,713,215

Total Other Taxes Payable	$2,844,213

13th period
(i) Other Expenses included the following items:
Employee benefit costs	7,864,455
Facility costs (excluding lease expense)	1,882,350
Distribution/transportation costs	14,854,156
Local promotional costs	1,314,355
Miscellaneous	2,141,943
$28,057,259

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(2,537,277)
Employee costs adjustment	(155,259)
Other	248,472
Reorganization expenses
Professional fees	(1,233,469)
Interest income	(37,296)
Debt fee and expense write off	25,992
KERP	277,044
Other	(70,152)
$(3,481,945)

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $2.6 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF May 31, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended May 31, 2008 and balances of and period changes in certain of the Company’s accounts as of May 31, 2008, is preliminary, unaudited, and subject to year-end adjustment prior to the filing of the Company’s fiscal 2008 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). This MOR should be read together and concurrently with the Company’s third quarter 2008 Form 10-Q that was filed with the Securities and Exchange Commission on April 17, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. The Company expects to file its 2008 Form 10-K in mid-August 2008.  This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR includes significant favorable quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of May 31, 2008 the Company had borrowed $63.4 million under its $245.4 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of May 31, 2008 there were $129.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $52.9 million as of May 31, 2008.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 to the Company’s financial statements included in its Form 10-Q for the third fiscal quarter of 2008 ended March 8, 2008 for additional information.)